Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We hereby consent to the use in this Amendment No. 2 to the Registration Statement on Form S-4 of The Hertz Corporation of our report dated March 4, 2013 relating to the financial statements, financial statement schedules and the effectiveness of internal control over financial reporting of The Hertz Corporation, which appears in such Amendment No. 2 to the Registration Statement. We also consent to the reference to us as experts under the heading "Experts" in such Amendment No. 2 to the Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Florham Park, New Jersey
October 15, 2013